EXHIBIT 5.1

[Letterhead of Hogan Lovells US LLP]

June 20, 2025

Board of Directors

UnitedHealth Group Incorporated

1 Health Drive

Eden Prairie, Minnesota 55344

To the addressee referred to above:

We are acting as counsel to UnitedHealth Group Incorporated, a Delaware corporation (the “Company”), in connection with the Underwriting Agreement, dated June 17, 2025 (the “Underwriting Agreement”), among the Company and BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as underwriters (the “Underwriters”), and the Pricing Agreement, dated June 17, 2025 (the “Pricing Agreement”), among the Company and the Underwriters relating to the proposed issuance by the Company of its (i) 4.400% Notes due June 15, 2028 in the aggregate principal amount of $500,000,000 (the “2028 Notes”), (ii) 4.650% Notes due January 15, 2031 in the aggregate principal amount of $750,000,000 (the “2031 Notes”), (iii) 5.300% Notes due June 15, 2035 in the aggregate principal amount of $1,000,000,000 (the “2035 Notes”) and (iv) 5.950% Notes due June 15, 2055 in the aggregate principal amount of $750,000,000 (the “2055 Notes,” and collectively with the 2028 Notes, the 2031 Notes and the 2035 Notes, the “Debt Securities”), pursuant to the Company’s automatic shelf registration statement on Form S-3 (No. 333-270279) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on March 3, 2023. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For the purposes of this opinion letter, we have assumed that (i) U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) under the Indenture, dated as of February 4, 2008, between the Company and the Trustee, filed as Exhibit 4.1 to the Registration Statement (the “Indenture”), has all requisite power and authority under all applicable law and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture against the Company, (ii) the Trustee has duly authorized, executed and

Board of Directors UnitedHealth Group Incorporated	-2-	June 20, 2025

delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution and delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties (and no act or omission of any party) that would, in any such case, define, supplement or qualify the terms of the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the Delaware General Corporation Law, as amended, and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinion expressed herein). Insofar as the opinion expressed herein relates to or is dependent upon matters governed by Minnesota law, we have relied, without independent investigation, upon, and our opinion expressed herein is subject to all of the qualifications, assumptions and limitations expressed in, the opinion dated March 3, 2023 of Faraz A. Choudhry, Deputy General Counsel of the Company, filed as Exhibit 5.1 to the Registration Statement.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Debt Securities have been duly authorized on behalf of the Company and that, following (i) receipt by the Company of the consideration therefor specified in the Pricing Agreement and the Underwriting Agreement and (ii) the due execution, authentication, issuance and delivery of the Debt Securities pursuant to the terms of the Indenture, the Debt Securities will constitute valid and binding obligations of the Company.

The opinion expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances and fraudulent, preferential or voidable transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Debt Securities are considered in a proceeding in equity or at law), including, without limitation, principles limiting the availability of specific performance and injunctive relief.

This opinion letter has been prepared for your use in connection with the filing by the Company with the Commission of a Current Report on Form 8-K on the date hereof (the “Form 8-K”), which Form 8-K will be incorporated by reference into the Registration Statement, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this opinion letter.

Board of Directors UnitedHealth Group Incorporated	-3-	June 20, 2025

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K, and to the reference to this firm under the caption “Legal Matters” in the Prospectus dated March 3, 2023 (the “Prospectus”) and under the caption “Legal Matters” in the supplement to the Prospectus dated June 17, 2025, each of which constitutes part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP